CAUSEWAY CAPITAL MANAGEMENT TRUST

            Amendment No. 3 to Schedule A to the Declaration of Trust

The undersigned, being the Trustees of Causeway Capital Management Trust (the "Trust"), a Delaware statutory trust, acting pursuant to Article II, Section 2.3 of the Declaration of Trust of the Trust dated August 10, 2001, as amended October 30, 2006 and January 28, 2008, hereby amend the Declaration of Trust effective the date hereof to provide that the series of shares of the Trust, as set forth on the attached amended Schedule A, may have one or two classes of shares. This amendment shall be lodged among the records of the Trust.

IN WITNESS WHEREOF, the undersigned, being the Trustees of the Trust, have duly adopted and executed this amendment to Schedule A to the Declaration of Trust of the Trust this 28th day of April, 2008.

/s/ John A. G. Gavin
----------------------------

John A. G. Gavin, as Trustee

/s/ Eric H. Sussman
----------------------------

Eric H. Sussman, as Trustee

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                                   SCHEDULE A

      Causeway Capital Management Trust shall have the following Portfolios, which shall have one or two Classes (Investor Class and Institutional Class) as indicated below:

      Causeway International Value Fund (Investor Class and Institutional Class)

      Causeway Emerging Markets Fund (Investor Class and Institutional Class)

      Causeway Global Value Fund (Institutional Class)

Date: August 10, 2001

Amended: October 30, 2006

Amended: January 28, 2008

Amended: April 28, 2008

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